Exhibit 10.4

Investment Agreement

This agreement is dated September 2, 2019.

PARTIE

(1) Autobacs Seven Co., Ltd. (Investor; Part 1 of Schedule 1).

(2) Mr. Jiang Haitao (Mr. Jiang) and Ms. Zhong Lianhua (collectively Founders; Part 2of Schedule 1).

(3) OCEAN WAVE HOLDING LIMITED and LOTUS RAY HOLDING LIMITED (Part 3 of Schedule 1).

(4) Car House Holding Co., Ltd. incorporated and registered in British Virgin Islands with company number 2001378 whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (Company; Part 1 of Schedule 2).

(5) Car House Group Limited incorporated and registered in Hong Kong with company number 2780456 whose registered office is at Room 1106, Cheuk Nang Centre, 9 Hillwood Road, Tsim Sha Tsui, Kowloon, Hong Kong. (HK Co; Part 2 of Schedule 2).

(6) Guangdong Car House Electronic Commerce Technology Co., Ltd. (AICHE) incorporated and registered in China with registration number 91441900764929776P whose registered office is at Building 3, No. 16, Science and Technology 4 Road, Songshanhu High-tech Industrial Development Zone, Dongguan City, GUANGDONG CHINA (HK Co, AICHE and Dongguan Car House Commercial Management Co., Ltd.(AICHE CM): respectively Subsidiary, collectively Subsidiaries, whose particulars are set out in Part 2 of Schedule 2).

BACKGROUND

(A)  The Company is a private company limited by shares, the brief particulars of which are set out in Part 1 of Schedule 2.

(B)  OCEAN WAVE HOLDING LIMITED and LOTUS RAY HOLDING LIMITED are interested in the number of shares set out against their respective names in Part 3 of Schedule 1 and the Investor in Part1 of Schedule 1.

(C)  The Investor has agreed to subscribe for shares in the capital of the Company on and subject to the terms of this agreement after both transactions prescribed in Clause 7 Paragraph 1 of the Framework Agreement, the transfer of AICHE’s shares from the Investor to HK Co and the transfer of the Company’s shares from OCEAN WAVE HOLDING LIMITED to the Investor, are completed..

AGREED TERMS

1.  INTERPRETATION

1.1  The following definitions and rules of interpretation apply in this agreement.

Accounts:  the audited consolidated and/or non-consolidated balance sheet, profit and loss account, statement of changes in equity, statement of cash flows and supplementary schedules of AICHE and AICHE CM for the period ended on the Accounts Date, in the agreed form.

Accounts Date: December 31, 2018

Articles:  the new articles of association of the Company in the agreed form to be adopted by the Company on or prior to Completion.

Board:  the board of directors of the Company as constituted from time to time.

Business Day:  a day other than a Saturday, Sunday or public holiday in the British Virgin Islands when banks in the British Virgin Islands are open for business.

Business Plan:  the business plan of the Company and each of Subsidiaries dated April 12, 2019 in the agreed form.

Claim:  any claim for breach of any Warranty.

Completion:  completion by the parties of their respective obligations under Clause 3.

Completion Date:  September 30, 2019 or tenth Business Day counting from the day on which all of the Conditions set out in Schedule 3 have been satisfied or waived by the Investor.

Conditions:  the conditions to Completion set out in Schedule 3.

Data Protection Legislation: any laws, regulations, statutes, decrees, ordinances or rules which are applicable to the Company and Subsidiaries relating to data protection and privacy.

Encumbrance:  any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

Framework Agreement: the agreement entitled “Beiwanglu” executed between Founders, AICHE and the Investor dated April 1, 2019.

GDPR: the General Data Protection Regulation ((EU) 2016/679).

Intellectual Property:  patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Investor’s Shares: has the meaning given in Clause 3.4.

Listing:  the successful application and admission of all or any of the shares in the capital of the Company, or securities representing such shares (including American depositary receipts, American depositary shares and/or other instruments to the Nasdaq National Stock Market of the Nasdaq Stock Market Inc ).

Management Accounts:  the unaudited management accounts of AICHE and AICHE CM, comprising a balance sheet as at May 31, 2019and a profit and loss account for the period which commenced on the Accounts Date and ended on May 31, 2019.

Personal Data: has the meaning given in Article 4(1) of the GDPR.

Subscription Shares:  the 6,250 new ordinary shares to be subscribed by the Investor pursuant to Clause 2.1.

Subsidiaries:  subsidiaries of the Company brief particulars of which are set out in Part 2 of Schedule 2.

Tax or Taxation:  all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the British Virgin Islands, Hong Kong, China or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

Tax Warranties:  the warranties set out in Paragraph 9 of Schedule 4.

Warranties:  the warranties, representations and undertakings given pursuant to Clause 4, and references to a particular warranty: are to a warranty statement set out in Schedule 4.

Warrantors:  means the Company, AICHE and Mr. Jiang.

1.2  Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3  References to clauses and Schedules are to clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4  The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5  A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6  Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7  Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8  A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9  This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.

1.10  A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11  Unless expressly provided otherwise in this agreement ,a reference to writing or written excludes fax and e-mail.

1.12  Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.13  Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14  References to a document in agreed form are to that document in the form agreed by the parties and initialled by or on their behalf for identification.

1.15  A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.16  A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.17  Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.18  Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.19  Where any statement is qualified by the expression so far as the Warrantors are aware or to the Warrantor’s knowledge or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

1.20  Unless the context otherwise requires, words and expressions defined in the Articles shall have the same meaning when used in this agreement.

2.  SUBSCRIPTION

2.1  Subject to Clause 3, the Investor applies for the allotment and issue to it of the number of Subscription Shares set out against its name below, at a subscription price of RMB 6,429.23 (rounded off to the second decimal place) per Subscription Share, payment for which shall be made in accordance with Clause 3.3:

Shareholder	Shares	Total subscription monies (RMB)

Investor	6,250 ordinary shares	40,182,667.09

2.2  Completion of the subscription shall take place on the Completion Date.

2.3 Notwithstanding the preceding two clauses, if any matter occurs which may have a material adverse effect on, or reasonably could have a material adverse effect on operations, assets, financial condition, results of operations or future earnings plans of the Company or any of the Subsidiaries or there is any error in the disclosed financial statements of them, the Investor, the Company and Mr. Jiang shall consult with respect to the reduction of the subscription price set forth in Clause 2.1, and the Investor shall undertake the Subscription Shares at the amount to be agreed upon with the Company and Mr. Jiang.

The Investor shall notify the Company and Mr. Jiang in writing of the request for consultation with respect to the reduction of the subscription price set forth in the preceding paragraph, and the Company and Mr. Jiang shall consult with the Investor in good faith upon receipt of such notice from the Investor. The Investor may terminate this agreement if no agreement among the Investor, the Company and Mr. Jiang is reached within two (2) weeks from the notification of the request for consultation by the Investor. If the Investor terminates this agreement pursuant to this paragraph, the Investor shall not be responsible for performing any obligations including payments for the Subscription Shares set forth in Clause 2.1, and the Investor shall not responsible for any and all legal liabilities arising out of the failure to reach an agreement through consultation to any party.

2.4  The Company warrants to the Investor that, on the date of this agreement and on the Completion Date, the Company shall be entitled to allot the Subscription Shares to the Investor on the terms of this agreement, without the consent of any other person.

2.5  Each party to this agreement warrants to each of the other parties that:

(a)  it has the power and authority to enter into and perform its obligations under this agreement;

(b)  when executed, its obligations under this agreement will be binding on it; and

(c)  execution and delivery of, and performance by it of its obligations under this agreement will not result in any breach of applicable law.

2.6  The Investor may direct that the Subscription Shares are issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee.

3.  COMPLETION

3.1 By the Completion Date, the Company shall hold the Board meeting of the Company and pass the resolutions to:

(i) adopt the Articles;

(ii) issue and allot the Subscription Shares credited as fully paid to the Investor and enter its name in the register of members in respect of them;

(iii) execute and deliver to the Investor share certificate for the Subscription Shares;

(ⅳ) appoint Ryo Okubo to act as its Investor’s director[s];

(v) pass any other resolutions required to carry out the Company’s obligations under this agreement; and

(vi) file certified copies of all Board resolutions, articles and memoranda of association (and any amendments thereto) and any other required filings of the Company with the Registrar of Companies of the British Virgin Islands within the required deadlines for such filings under the applicable laws.

3.2  Completion of the subscription by the Investor for the Subscription Shares shall, subject to the satisfaction or waiver by the Investor of the Conditions set out in Schedule 3 on or before Completion, take place at the offices of the Company on the Completion Date (or at such other time and place as the Company and the Investor shall agree).

3.3 On the Completion Date, subject to the satisfaction or waiver by the Investor of the Conditions set out in Schedule 3 on or before Completion, the Investor shall pay the Company RMB 40,217,040.59 (which consists of the subscription monies set forth in Clause 2.1 and the outstanding amount of the subscription price for the Investor’s Shares that is set forth in Clause 3.4) by electronic transfer to the Company’s bank account Citibank N.A., Hong Kong Branch, CITIHKHXXXX, account number 1004929035. Payment made in accordance with this Clause 3.3 shall constitute a good discharge for the Investor of its obligations under this Clause 3. The Company shall be instructed to (i) deliver to the Investor a share certificate for the Subscription Shares on the Completion Date and (ii) file all certified copies of all Board resolutions, articles and memoranda of association (and any amendments thereto) and any other required filings of the Company with the Registrar of Companies of the British Virgin Islands within the required deadlines for such filings under the applicable laws.

3.4  On the Completion Date, subject to the satisfaction or waiver by the Investor of the Conditions set out in Schedule 3 on or before Completion, the Investor shall pay to the Company the amount of USD 5,000, as payment for the outstanding amount of the subscription price for the 5,000 shares in the Company that will be transferred to and held by the Investor pursuant to the share purchase agreement dated September 2,2019 executed between the Investor, OCEAN WAVE HOLDING LIMITED, LOTUS RAY HOLDING LIMITED and HK Co (Investor’s Shares). The Company shall accept the said amount as payment in full for the said outstanding amount, and shall take all necessary steps (including completing internal procedures and instructing its registered agent to update its register of members) to procure that the Investor’s Shares are legally recognized as being fully paid.

4.  WARRANTIES

4.1  The Warrantors acknowledge that the Investor has been induced to enter into this agreement and to subscribe for the Subscription Shares on the basis of and in reliance upon the Warranties.

4.2  The Warrantors jointly and severally warrant and represent to the Investor that each and every warranty set out in Schedule 4 is, at the date of this agreement and as at the Completion Date, true, accurate and not misleading.

4.3  Each Warranty is a separate and independent warranty and representation, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

4.4  The Investor’s rights and remedies in respect of any breach of any of the Warranties shall not be affected by:

(a)  Completion;

(b)  any investigation made by or on behalf of the Investor into the affairs of the Company or any of the Subsidiaries; or

(c)  any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

4.5  No information relating to the Company or any of the Subsidiaries of which the Investor and/or its agents and/or advisers has knowledge (actual, constructive or imputed) other than by reason of it being disclosed shall prejudice any Claim that the Investor shall be entitled to bring or shall operate to reduce any amount recoverable by the Investor under this agreement.

4.6  The Investor may claim in respect of any breach of the Warranties, either against the Company or against any of the other Warrantors and/or partly against the Company and partly against any of the other Warrantors.

4.7  The Warranties shall be deemed to be repeated at Completion. The Company and the Subsidiaries undertake to use best endeavours, and the Mr. Jiang undertakes to use his best endeavours, to procure that neither he nor the Company or any of the Subsidiaries shall do or procure any act before Completion which might result in a breach of any of the Warranties.

4.8  Each of the Warrantors undertakes to disclose to the Investor in writing any matter occurring prior to Completion which comes to their knowledge and which constitutes a material breach of, or is inconsistent with any of the Warranties.

4.9  If the Investor becomes aware at, or before, Completion of any material breach of any Warranty then, without prejudice to any other right which the Investor may have, the Investor shall have the right to:

(a)  terminate this agreement without liability to any of the other parties; or

(b)  proceed to Completion.

5. COVENANTS

5.1 By September 30, 2019, AICHE shall consolidate any of the off the book accounts into its correct account and eliminate the difference between them in accordance with generally accepted accounting principles in China.

5.2 By September 30, 2019, AICHE shall cease using the bank accounts in the group companies’ name and personal name and transfer all of the AICHE’s deposits in these accounts to the AICHE’s correct account.

5.3 By September 30, 2019, AICHE shall solve and adjust the difference between the balance of the unpaid salary and the amount of salary paid the following month due to the difference between financial statement for tax declaration and internal use.

5.4 In addition to the preceding three clauses, by September 30, 2019, Mr. Jiang, the Company and AICHE shall cause all the Conditions set out in Schedule 3 to be satisfied.

5.5 AICHE shall properly issue and acquire the receipts (“fapiao”) for all purchases, sales and any other transaction in relation to AICHE’s and AICHE CM’s business in accordance with the laws and regulations in China.

5.6 AICHE shall properly pay personal income tax, social insurance and housing reserves in relation to AICHE’s and AICHE CM’s business in accordance with the laws and regulations in China.

5.7 By September 30, 2019, AICHE shall obtain consents to, or make notifications as to, the share subscription set forth in Clause 2.1 required under any loan agreements (if any) which require such consent or notification in connection with such share subscription.

5.8 AICHE shall operate its business and AICHE CM’s business, during the period until the Completion Date, in the ordinary manner and to the extent of their business operations which have been conducted continuously since prior to the execution of this agreement.

5.9 The Company and each of the Subsidiaries shall allow the Investor to access to any of their books, agreements, minutes, materials, computer files, offices, and other facilities and properties upon the Investor’s request.

5.10 The Company and each of the Subsidiaries shall not commit any of the acts or promises listed in the Schedule 5 without the written consent of the Investor during the period until the Completion Date.

6. Compensation

6.1 The Warrantors shall indemnify or compensate the Investor, its subsidiary or affiliate or any director or employee of the Investor, its subsidiary or affiliate (including but not limited to the individuals serving as director or observer at the Company or any of its Subsidiaries) for any damage, loss, costs or expense (including reasonable attorneys’ fees and other expenses for litigation; Damages) incurred arising out of or in connection with any of the following events (Compensation) and the Warrantors shall at all times be jointly and severally liable for the obligations of Compensation.

(a) Any of the Company or Subsidiaries has failed to perform or observe the obligations under this agreement.

(b) Any breach of the warranties set forth in Clause 4.

6.2 In the event AICHE incurs any Damages due to or in connection with any of the events described in the preceding clause, the Investor shall be entitled to regard one-fifth (before the Completion; one-tenth) of the amount of such damage as the Damages of the Investor.

6.3 The Investor shall indemnify or compensate the Warrantors for Damages incurred by them in case where the Investor fail to perform the payment set out in Clause 3.3 without reasonable cause in spite of satisfaction of all Conditions.

6.4 The waiver by the Investor of any of the Conditions set out in Schedule 3 shall not in any way affect any claim for Compensation and such waiver shall not be deemed for the Investor to have waived any claim for Compensation set out in Clause 6.1.

6.5 In the case where a party which is entitled to Compensation (Indemnification Creditor) requests the other party which is liable for Compensation (Indemnification Obligator) to pay the Compensation, the Indemnification Creditor shall provide the Indemnification Obligator with a document (Notice of Claims) specifying the reason for the request and the breakdown and amount of the Damages (where the amount is not fixed, the amount may be reasonably estimated) along with the specific facts on which the respective claims are based. The amount stated in the Notice of Claims shall not be understood as the maximum amount to be claimed by the Indemnification Creditor.

If the Indemnification Obligator who received the Notice of Claims under the preceding paragraph objects to the content of the Notice of Claims, such Indemnification Obligator, within thirty days from the date of receipt of the Notice of Claims, deliver to the Indemnification Creditor a document specifying and describing the details and reasons of the objection together with the specific facts on which it is based (Objection Notice). If the Indemnification Obligator fails to issue the Objection Notices to the Indemnification Creditor within the said time limit, the Indemnification Obligator shall be deemed to have accepted the content of the Notice of Claims without objection. The Indemnification Obligator shall pay the amount stated in the Notice of Claims within fifteen days from the date of acceptance of the Notice of Claims.

7. Termination

7.1 This agreement shall terminate only in the event of any of the following:

(a) all parties have agreed in writing to terminate this agreement; or

(b) the Framework Agreement is terminated; or

(c) this agreement is terminated under Clause 7.2 or Clause 7.3.

7.2 The Investor may terminate this agreement at any time by sending a written notice to the Warrantors in the event of any of the following:

(a) the issue and allotment of shares set out in Clause 2 was not implemented by December 31, 2019 for reasons not attributable to the Investor;

(b) any of the Warrantors fails to perform or observe its obligations under this agreement;

(c) there is any breach of Warranties set forth in Clause 4;

(d) there is a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, company reorganization proceedings, special liquidation or similar legal insolvency proceedings for any of the Company or Subsidiaries;

(e) The condition prescribed in Clause 11.2 (c) of the share purchase agreement for the transfer of the Company’s shares executed between the Investor, OCEAN WAVE HOLDING LIMITED, LOTUS RAY HOLDING LIMITED and HK Co dated September 2,2019 is satisfied, or BVI-1, BVI-2, or Mr. Jiang has failed to perform or observe the obligations under Clause 7 or 8 thereof.

7.3 The Warrantors may terminate this agreement at any time by sending a written notice to the Investor in the event of any of the following:

(a) there is a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, company reorganization proceedings, special liquidation or similar legal insolvency proceedings for the Investor.

7.4 The parties of this agreement may not terminate this agreement except as set forth in the preceding three clauses.

7.5 Termination under Clause 7.2 and Clause 7.3 shall not exclude any claim by the terminating party for Compensation or any other exercise of rights and remedies under this agreement.

7.6 The provisions of Clause 6 through Clause 23 shall remain in full force and effect notwithstanding the termination of this agreement.

8.  CONFIDENTIALITY AND ANNOUNCEMENTS

8.1  Except as provided elsewhere in this agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which the Company or any of the Subsidiaries is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party’s professional advisers) any:

(a)  confidential information relating to the Company and each of the Subsidiaries (including the Intellectual Property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Company and each of the Subsidiaries or their business affairs, finances, suppliers, customers or contractual or other arrangements); or

(b)  information relating to the negotiation, provisions or subject matter of this agreement (or any document referred to in it); or

(c)  information concerning the Investor or any member of its group.

8.2  Except in accordance with Clause 8.3 and Clause 8.4, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this agreement or its subject matter (including, but not limited to, the Investor’s investment in the Company) or any ancillary matter.

8.3  Notwithstanding Clause 8.2, any party may, with the prior written approval of the Investor and the Board, make or permit to be made an announcement concerning or relating to this agreement, or its subject matter or any ancillary matter if and to the extent required by:

(a)  law; or

(b)  any securities exchange on which either party’s securities are listed or traded; or

(c)  any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

8.4 Notwithstanding Clause 8.2, any party may, with the prior agreement among the parties to this agreement with regard to the content, method and timing of an announcement, make a public announcement related to this agreement to the extent agreed to in such prior agreement.

9.  ASSIGNMENT AND OTHER DEALINGS

No party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the other parties.

10.  THIRD PARTY RIGHTS

10.1  This agreement does not give rise to any rights for third party to enforce any term of this agreement.

10.2 The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

11.  AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) shall remain in full force after Completion.

12.  IMPLEMENTATION OF AGREEMENT

12.1  The Investor and Mr. Jiang shall exercise all their voting rights and other powers in relation to the Company to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

12.2  If there is an inconsistency between any of the provisions of this agreement and the provisions of the Articles, the provisions of this agreement shall prevail as between the parties.

13.  SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

14.  VARIATION AND WAIVER

14.1  No variation of this agreement shall be effective unless it is in writing and signed by the parties.

14.2  A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

14.3  A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

14.4  A person that waives a right or remedy provided under this agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

15.  COSTS

15.1   Except as expressly provided in this agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and performance of this agreement (and any documents referred to in it).

16.  ENTIRE AGREEMENT

16.1  This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to its subject matter.

16.2  Each party acknowledges that in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement or those documents.

16.3 If there is any difference, controversy, conflict or discrepancy between this agreement and the Framework Agreement, the Framework Agreement shall prevail.

16.4  Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this agreement.

17.  NOTICES

17.1  For the purposes of this clause, but subject to Clause 17.7, notice includes any other communication.

17.2  A notice given to a party under or in connection with this agreement:

(a)  shall be in writing and in English;

(b)  shall be signed by or behalf of the party giving it;

(c)  shall be sent to the relevant party for the attention of the contact and to the address specified in Clause 17.3, or such other address r contact as that party may notify to the other in accordance with the provisions of this Clause 17;

(d)  shall be:

(i)  delivered by hand; or

(ii)  sent by fax; or

(iii)  sent by pre-paid first class post or another next day working day delivery service providing proof of delivery; or

(iv)  sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent; or

(v)  sent by e-mail to an e-mail address notified by the relevant party to the other party for such purpose.

17.3  The addresses, e-mail address and fax numbers for service of notice are:

(a)  the Company

(i)  address: the registered office

(ii)  for the attention of: Haitao JIANG

(iii)  e-mail address: **********

(b)  the Investor

(i)  address: to the address shown alongside its name in Schedule 1.

(ii)  for the attention of: Ryo Okubo

(iii)  e-mail address: **********

(c)  AICHE

(i)  address: the registered office

(ii)  for the attention of: Haitao JIANG

(iii) e-mail address: **********

(d)  Mr. Jiang

(i)  address: No.101, building66, Jinxiushanhe Community Hongmian Road No. 3 Songshan lake Science and Technology Industrial Zone Dongguan City Guangdong China

(ii)  for the attention of: Haitao JIANG

(iii)  e-mail address: **********

17.4  A party may change its details for service of notices as specified in Clause 17.3 by giving notice in writing to the other parties. Any change notified pursuant to this clause 17.4 shall take effect at 9.00 am on the later of:

(a)  the date (if any) specified in the notice as the effective date for the change; and

(b)  five Business Days after deemed receipt of the notice of change.

17.5  Delivery of a notice is deemed to have taken effect (provided that all other requirements in this clause have been satisfied):

(a)  if delivered by hand, on signature of a delivery receipt;

(b)  if sent by fax, at the time of transmission;

(c)  if sent by pre-paid first-class post or another next day working day delivery service providing proof of postage to an address, at 9.00 am on the second Business Day after posting

(d)  if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting;

(e)  if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt;

(f)  if sent by e-mail, at the time of transmission.; and

(g)  if deemed receipt under the previous paragraphs of this Clause 17.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause 17.5, all references to time are to local time in the place of deemed receipt.

17.6  To prove service, it is sufficient to prove that:

(a)  if delivered by hand, the notice was delivered to the correct address;

(b)  if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number;

(c)  if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted;

(d)  if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.

17.7  This Clause 17 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

18.  FURTHER ASSURANCE

Without prejudice to Clause 3, at its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

19.  COUNTERPARTS

19.1  This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

19.2  Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by (a) fax or (b) e-mail (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

19.3  No counterpart shall be effective until each party has executed and delivered at least one counterpart.

20.  NO PARTNERSHIP

20.1  Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

20.2  Each party confirms it is acting on its own behalf and not for the benefit of any other person.

21.  LANGUAGE

21.1  This agreement is drafted in the English language.

21.2  Any notice given under or in connection with this agreement shall be in English. All other documents provided under or in connection with this agreement shall be in English.

21.3  The English language version of this agreement and any notice or other document relating to this agreement shall prevail if there is a conflict except where the document is a constitutional, statutory or other official document.

22.  INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that other than in respect of a Claim, damages alone would not be an adequate remedy for any breach of the terms of this agreement by that party. Accordingly, the other parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

23.  GOVERNING LAW AND JURISDICTION

23.1  This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the law of Singapore.

23.2 Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. Any dispute arising out of or in connection with this agreement, first of all, shall be settled through good faith consultation; provided, however, that such consultation shall not preclude the application for the arbitration with the aim of resolving the dispute through arbitration as set forth in the preceding sentence.

This agreement has been entered into on the date stated at the beginning of it.

IN WITNESS WHEREOF, each of the Parties has caused this agreement to be executed on its behalf by its duly authorized representative as of the day and year first above written.

SIGNED by /s/ Haitao Jiang	)

for and on behalf of	)

Car House Holding Co., Ltd.

SIGNED by /s/ Kiomi KOBAYASHI

as Representative Director and Chief Executive Officer,	)

for and on behalf of	)

Autobacs Seven Co., Ltd.

SIGNED by /s/ Haitao Jiang [Corporate Seal Affixed]	)

for and on behalf of	)

Guangdong Car House Electronic Commerce Technology Co., Ltd.

SIGNED by /s/ Haitao Jiang	)

Mr. Jiang Haitao

SCHEDULE 1

THE FOUNDERS

Part 1

The Investor

Name and registered official address	Number of ordinary shares at the date of this agreement
Autobacs Seven Co., Ltd.	0
NBF Toyosu Canal Front, 5-6-52, Toyosu, Koto-ku, Tokyo

Part 2

The Founders

Name and identification number	Mr. Jiang Haitao
***************
Name and identification number	Ms. Zhong Lianhua
***************

Part 3

Other Shareholders

Name and registered official address OCEAN WAVE HOLDING LIMITED Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Number of ordinary shares at the date of this agreement 48,000

Name and registered official address LOTUS RAY HOLDING LIMITED Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	Number of ordinary shares at the date of this agreement 2,000

SCHEDULE 2

Part 1

Particulars of the Company

Registered number:	2001378
Status:	Private limited company
Registered office:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
Representative Director:	Haitao JIANG
Accounting reference date:	June 30 each year
Issued share capital:	50,000 ordinary shares of USD 1.00 each

Part 2

Particulars of Car House Group Limited

Registered number:	2780456
Status:	Private limited company
Registered office:	Room 1106, Cheuk Nang Centre, 9 Hillwood Road, Tsim Sha Tsui, Kowloon, Hong Kong
Representative Director:	Haitao JIANG
Accounting reference date:	December 31 each year
Issued share capital:	10,000 shares of HKD1.00 each

Particulars of Guangdong Car House Electronic Commerce Technology Co., Ltd.

Registered number:	91441900764929776P
Status:	Private limited company
Registered office:	Building 3, No. 16, Science and Technology 4 Road, Songshanhu High-tech Industrial Development Zone, Dongguan City, GUANGDONG CHINA
Representative Director:	Haitao JIANG
Accounting reference date:	December 31 each year
registered capital	RMB 42.501.522

Particulars of

Registered number:	91441900MA51NF0381
Status:	Private limited company
Registered office:	1F-A-B, Humen Wanda Plaza, No.388 Liansheng North Road, Boyong Road, Humen Town, Dongguan City CHINA
Representative Director:	Yanan ZHONG
Accounting reference date:	December 31 each year
registered capital	RMB 10,000,000

SCHEDULE 3

CONDITIONS TO COMPLETION

1.  The Investor receives from the Company copies of the resolutions of the Board meeting set out in Clause 3.1.

2.  The Investor receives from the Company the Business Plan, the Accounts, and the Management Accounts.

3. The Investor receives from AICHE documents or materials that prove that AICHE dully complete the performance of the covenants set out in Clause 5.1, Clause 5.2 and Clause 5.3.

4. The Investor receives from AICHE copies of documents certifying that AICHE has obtained consents to the share subscription set forth in Clause 2.1 from both banks set out in Clause 5.7.

5.  The Investor acknowledges that the Warranties set out by Warrantors in Schedule 4 are all true and correct.

6. The Investor acknowledges that Mr. Jiang, the Company and AICHE have performed and observed their obligations under this agreement.

7. The conditions prescribed in Clause 7 Paragraph 3 of the Framework Agreement is satisfied: (i) Mr. Jiang, Ms. Zhong Lianhua and AICHE fully perform and have performed their obligations under the Investment Agreement dated September 5, 2017 (including but not limited to obligations set forth in Clause 6.5) and the Shareholders Agreement dated September 5, 2017; (ii) the Company fully owns all of the HK Co’s shares and no person owns any HK Co’s shares or any other securities or any rights therein; (iii) HK Co fully owns all of the AICHE’s shares and no person owns AICHE’s shares or any other securities or any rights therein; and (iv) through the implementation of the B-1/B-2 which is described in the charts under the Framework Agreement, the Company has obtained the power to exercise control over the management and assets of AICHE through indirect holdings of the shares, and the articles of incorporation and other internal rules of the AICHE, the HK Co and the Company ensures such control and there are no circumstances or facts which preclude the exercise of such control.

8. Both transactions prescribed in Clause 7 Paragraph 1 of the Framework Agreement, the transfer of AICHE’s shares from the Investor to HK Co and the transfer of the Company’s shares from OCEAN WAVE HOLDING LIMITED to the Investor, are performed and completed.

9. The Investor acknowledges that no material adverse effect on the Company’s business operations, assets or financial status, business performance, or future earnings plans has not been newly discovered or arisen.

10. The Framework Agreement continues to be in full force and effect.

11. The new shareholders agreement prescribed in Clause 7 Paragraph 4 of the Framework Agreement has been executed and continues to be in full force and effect.

12. (i) Mr. Jiang has offset his debts owed to AICHE (i.e. RMB 5 million) with the same amount out of his receivables from AICHE, and further waived the remaining amount of his receivables from AICHE (i.e. RMB 16 million) and any right or interest therein, and such offset and waiver are legally valid, binding, effective and irrevocable, and have been duly recorded on AICHE’s financial statements in accordance with the applicable accounting standard and (ii) the Investor has received copies of documents satisfactory to the Investor certifying (i) above.

SCHEDULE 4

WARRANTIES

1. ESTABLISHMENT AND CAPACITY

The Company is a corporation duly organized and validly existing under the laws of the British Virgin Islands and has the requisite power and capacity to enter into this agreement, to perform its obligations under this agreement and to carry out the issue and allotment of the Subscription Shares set out in Clause 2.

AICHE is a corporation duly organized and validly existing under the laws of the China and has the requisite power and capacity to enter into this agreement and to perform its obligations under this agreement.

2. VIOLATIONS OF LAWS AND REGULATIONS

The execution and performance of this agreement and the execution of the issue and allotment of Subscription Shares set out in Clause 2 by the Company shall not violate any laws, regulations, the articles of incorporation/ the Articles or other internal rules applicable to the Company, nor violate judgments of any judicial authorities, nor violate any permits or approvals granted for the Company.

3.  SHARE CAPITAL

3.1  At the date of this agreement, the total number of shares issued by the Company is 50,000 shares; OCEAN WAVE HOLDING LIMITED holds 48,000 shares and LOTUS RAY HOLDING LIMITED holds 2,000 shares. At the Completion Date (but prior to Completion of the subscription), the total number of shares issued by the Company is 50,000 shares; OCEAN WAVE HOLDING LIMITED holds 43,000 shares, LOTUS RAY HOLDING LIMITED holds 2,000 shares and the Investor holds 5,000 shares. All shares of the Company are validly issued. The shares issued by the Company are ordinary shares only, and the Company does not issue shares other than ordinary shares. No subscription rights, conversion rights, exchangeable securities or any other similar rights have been issued or granted, and there has been no agreements providing for issues or grants of such rights.

3.2  The Company is the legal and beneficial owners of HK Co. All of the shares of HK Co are 100% owned and comprise the entire issued share capital of HK Co.

3.3  HK Co and the Investor are the legal and beneficial owners of the AICHE. At the date of this agreement, ninety (90) % of the equity interests in AICHE are owned and fully paid by HK Co and the rest of ten (10) % of the equity interests in AICHE are owned and fully paid by the Investor. At the Completion Date, all of the equity interests in AICHE are 100% owned and fully paid by HK Co and comprise the entire registered capital of AICHE.

3.4  AICHE is the legal and beneficial owners of AICHE CM. All of the equity interests of AICHE CM are owned by AICHE.

3.5  None of the share capital of the Company or any of the Subsidiaries (whether issued or unissued) is under option or subject to any Encumbrance. No dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

4.  INFORMATION SUPPLIED

4.1  All information supplied from the Company or any of the Subsidiaries to the Investor is true, complete and accurate.

4.2  The information contained or referred to in the Background, Schedule 1 and Schedule 2 is true, complete and accurate and not misleading.

4.3  No Warrantor is aware of any fact or matter not disclosed in writing to the Investor which directly affects the business of the Company or any of the Subsidiaries, the disclosure of which might reasonably affect the willingness of a reasonable institutional investor to apply for shares in the capital of the Company, or the price at or terms on which an institutional investor would be willing to subscribe for them

5.  BUSINESS PLAN

5.1  The Business Plan has been diligently prepared and, as at the date of this agreement, Mr. Jiang believes that it represents a realistic plan in relation to the future progress, expansion and development of the business of the Company and Subsidiaries.

5.2  All factual information contained in the Business Plan was when given, and is at the date of this agreement, true, complete and accurate in all material respects and not misleading.

5.3  The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable and are not in need of material amendment, modification, review or other alteration, nor have they been disproved in the light of any events or circumstances which have arisen after the preparation of the Business Plan up to the date of this agreement.

5.4  The assumptions on which the prospects of the Company and each of the Subsidiaries are based, as stated in the Business Plan, have been carefully considered and Mr. Jiang believes that, having regard to the information available and to the market conditions prevailing at the time that the Business Plan was prepared, they were reasonable.

5.5  Mr. Jiang believes that all statements of opinion in the Business Plan are fair and reasonable and are not misleading.

5.6  All matters within management control which could materially and adversely affect the achievement of the financial forecasts in the Business Plan (other than general economic factors) are referred to in the Business Plan and have been taken into account in its preparation.

6.  ACCOUNTS

6.1  The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the parties own countries and on the same basis and in accordance with the same accounting policies applied consistently as the corresponding accounts for the preceding five Financial Years, comply with the requirements of the relevant applicable laws and give a true and fair view of the state of affairs of AICHE and AICHE CM at the Accounts Date and of the profits and losses for the period concerned. The Accounts do not contain false statements regarding important matters or lack statements on important matters that should be stated or on material facts that are necessary for avoiding misunderstanding.

6.2  The Accounts make full provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

(a)  all liabilities (whether actual contingent or disputed);

(b)  all capital commitments (whether actual or contingent);

(c)  all bad and doubtful debts; and

(d)  all taxation.

6.3  The Accounts properly provide or reserve for all Taxation for which AICHE and AICHE CM was liable at the Accounts Date.

6.4  The profits (or losses) shown in the Accounts have not been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low.

7.  MANAGEMENT ACCOUNTS

The Management Accounts have been properly prepared by AICHE and AICHE CM in accordance with good accounting practice and on a basis consistent with that employed in preparing the Accounts, and fairly represent the financial position of AICHE and AICHE CM as at May 31, 2019 and for the five (5) months period then ended. Except as expressly disclosed in the Management Accounts, there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such accounts.

8.  EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date, as regards the Company and each of the Subsidiaries:

(a)  their businesses have been carried on in the ordinary and usual course without interruption, both as regards the nature, scope and manner of conducting the business of the Company and Subsidiaries and so as to maintain them as a going concern;

(b)  there has been no material adverse change in the financial or trading position or prospects of their business, and no such change is expected; and

(c)  no dividend or other distribution has been declared, made or paid to their members nor have they repaid any loan capital or other debenture;

(d)  no change has been made (or agreed to be made) in the emoluments or other terms of employment of any of their employees who are in receipt of remuneration in excess of RMB 0.5 million per annum or of any of the directors of the Company or any of the Subsidiaries nor have they paid any bonus or special remuneration to any such employee or any of their directors;

(e)  they have not borrowed monies (except in the ordinary course of the business carried on by them or from their bankers under agreed loan facilities);

(f)  there has not been any deterioration in the financial position or prospects of the business of the Company or any of the Subsidiaries(whether in consequence of normal trading or otherwise);

(g)  neither the trading nor the profitability of the business of the Company or any of the Subsidiaries shows, as regards turnover, the state of order book, expenses and profit margins, any material deterioration or downturn by comparison with the period ended on the Accounts Date;

(h)  no part of the business of the Company or any of the Subsidiaries has been affected to a material extent by the loss of any important customer, any source of supply, by the cancellation or loss of any order or contract, or by any other abnormal factor or event nor so far as the Warrantors are aware are there any circumstances likely to lead thereto;

(i)  no employee has been dismissed or made redundant, nor has the Company or any of the Subsidiaries taken (or omitted to take) any action which would entitle any employee to claim that he has been constructively dismissed (except in the ordinary and proper course of business); and

(j)  there are no liabilities (including contingent liabilities) outstanding on the part of the Company or any of the Subsidiaries other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date which are similarly disclosed in the Management Accounts or in the books and records of the Company and each of the Subsidiaries.

9.  TAXATION

9.1  The Company and each of the Subsidiaries have duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to, and is not involved in, any dispute with tax authority or any other governmental, state, federal, provincial, local governmental or municipal authority, body or official (whether in the British Virgin Islands, Hong Kong, China or elsewhere in the world) (Taxing Authority) concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of them to taxation and the Company and each of the Subsidiaries are not aware of any matter which may lead to such dispute.

9.2  All tax declarations and reports have been properly filed in due time and each of these declarations and reports has been prepared and completed in a manner consistent with laws and regulations and generally accepted in the practice in each jurisdiction and the contents of them are true, accurate and complete and no false (including tax declaration made by the external books).

9.3  The Company and each of the Subsidiaries have duly paid or fully provided for all taxation for which it is liable and there are no circumstances in which interest or penalties in respect of taxation not duly paid could be charged against it in respect of any period prior to Completion.

9.4  No liability of the Company or any of the Subsidiaries to taxation, or to account for taxation, has arisen or will arise up to Completion except for:

(a)  corporation tax payable in respect of normal trading profits earned by them;

(b)  income tax deducted under PAYE regulations;

(c)  National Insurance contributions in respect of cash emoluments; or

(d)  value added tax for which it is accountable to any Taxing Authority,

and which has, where appropriate, been deducted or charged and where due, paid to the appropriate Taxing Authority.

9.5  Neither the Company nor any of the Subsidiaries have entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Warrantors are aware) any other person avoiding taxation.

9.6  All documents to which the Company or any of the Subsidiaries is a party or which form part of the Company’s or any of the Subsidiaries’ title to any asset owned or possessed by them or which the Company or any of Subsidiaries may need to enforce or produce in evidence in the courts of each jurisdiction have been duly stamped and (where appropriate) adjudicated.

10.  LITIGATION

10.1  Neither the Company, the Subsidiaries nor any person for whose acts or omissions it may be vicariously liable, is engaged in or subject to any:

(a)  litigation, administrative, mediation or arbitration proceedings (except for debt collection in the ordinary and usual course of business) in relation to the Company , any of the Subsidiaries or their business or any of them; or

(b)  is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

10.2  No such proceedings, investigation or inquiry as are mentioned in Paragraph 10.1 have been threatened or are pending by or against the Company or any of the Subsidiaries or against any such person and there are no facts or circumstances likely to give rise to any such proceedings.

10.3  There are no existing or pending judgments or rulings against the Company or any of the Subsidiaries which affect (or may affect) the business of the Company, any of the Subsidiaries or any part of them. Neither the Company nor any of the Subsidiaries has given any undertakings arising from legal proceedings to a court, governmental agency or regulator or third party which could affect the business of the Company, any of the Subsidiaries or any part of them.

10.4  There are no disputes and claims relating to the Company’s or any of the Subsidiaries’ businesses, nor are there any warnings or other written requests received, nor are they likely to be in the future.

11.  PROPERTY

11.1  The Company and each of the Subsidiaries have a good and marketable title to and are the legal and beneficial owners of their properties.

11.2  The properties owned by the Company and Subsidiaries are free from all leases, tenancies, options, licences, mortgages, charges, liens and Encumbrances and any agreement to create any of them.

11.3  The Warrantors are not aware of any structural problems in any of the properties and no deleterious substances not approved have been used in the construction of the properties.

11.4  All covenants, obligations (including statutory obligations), restrictions and conditions affecting any of the properties or the Company or any of the Subsidiaries as owner or lessee of them have been observed and performed and all outgoings (including rates) have been duly paid and all the properties are insured to their full reinstatement value.

11.5  There are no covenants, obligations, restrictions, conditions, easements, Encumbrances or statutory consents or authorisations which are of an unusual or onerous nature or which would affect the continued use of any of the properties for the purposes of the business of the Company , any of the Subsidiaries or the value of the properties.

11.6  There are no compulsory purchase orders or resolutions affecting any of the properties or any proposal for such an order or resolution of which the Warrantors are aware.

11.7  All deeds and documents necessary to prove title to each of the properties are in the possession of the Company and each of the Subsidiaries and have been or will be duly stamped. Where title to any of the properties requires registration at relevant authorities, it has been so registered with title absolute.

11.8  There is no actual or contingent liability on the part of the Company or any of Subsidiaries in relation to any real property other than the properties including any actual or contingent liability as previous lessee, underlessee, guarantor, surety or covenantor in relation to any lease or underlease.

11.9  Neither the Company nor any of the Subsidiaries has received an indication of any actual, pending or threatened actions by regulatory authorities or third parties in respect of any alleged non-compliance with or liability under environmental law. The Company and each of the Subsidiaries comply with applicable laws and regulations on air pollution, water pollution, soil pollution, industrial waste, specially controlled industrial waste, dioxins, noise, vibrations, ground subsidence, offensive odors, asbestos, and other environmental matters, and has not been pursued with criminal, administrative, and civil liability for such violations and there are no facts that could cause such violations.

12.  INTELLECTUAL PROPERTY

12.1  The Company and Subsidiaries have taken all steps necessary or desirable for the fullest protection of all Intellectual Property and know-how used by them. Except for transactions in the ordinary course of business, neither the Company nor Subsidiaries have themselves granted any rights to third parties in relation to any of its Intellectual Property.

12.2  The operations of the Company and Subsidiaries and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy. The Warrantors are not aware of any claims or applications for registration which might be material for disclosure to the Investor.

12.3  All Intellectual Property (including know-how) which is, or is likely to be, material to the business of the Company and Subsidiaries, are (or in the case of applications will be) legally and beneficially vested exclusively in the Company and Subsidiaries and valid and enforceable and not subject to any claims of opposition from any third party.

12.4  No Intellectual Property in which the Company or Subsidiaries have any interest and which is, or is likely to be, material to the business of the Company or any of the Subsidiaries is:

(a)  being (or has been) infringed, misappropriated or used without permission by any other person; or

(b)  subject to any licence, estoppel or authority or similar right in favour of any other person.

12.5  All Intellectual Property which is registered in the name of the Company or Subsidiaries, or in respect of which the Company has made application for registration, is:

(a)  legally and beneficially vested in the Company; and

(b)  valid and enforceable.

12.6  All renewal fees in respect of the registered Intellectual Property have been duly paid, and all other steps required to maintain and protect the registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

12.7  Nothing has been done, or omitted to be done, whereby any Intellectual Property owned or used by the Company or Subsidiaries have ceased (or might cease) to be valid and enforceable, or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

12.8  No person other than the Company or Subsidiaries has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by the Company or Subsidiaries.

12.9  The licences, agreements and arrangements have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them, and no amendment made or accepted to their terms since they were first entered into; and the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

12.10  Neither the Company nor Subsidiaries have knowingly disclosed or permitted to be disclosed, to any person (other than to the Investor and to their agents, employees or professional advisers) any of their know-how, trade secrets, confidential information or lists of customers or suppliers.

12.11  No person has registered domain names that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or Subsidiaries.

12.12  The contents of any website through which the Company or Subsidiaries conducts any of its business complies with all laws, regulations and codes of practice in any applicable jurisdiction and such website is not linked by a hypertext link to any other website.

12.13  There are no third party claims that any domain name registered by the Company or Subsidiaries is in infringement of a third party’s domain name or other Intellectual Property rights.

13.  DATA PROTECTION

13.1  The Company and each of the Subsidiaries have complied in all respects with the Data Protection Legislation.

13.2  Neither the Company, any of the Subsidiaries nor any third party or parties appointed by the Company or any of the Subsidiaries to process Personal Data has in relation to the business of them suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data, and each of the Company, Subsidiaries and their Processors has passed all regulatory audits to which they have been subject.

13.3  Neither the Company nor any of the Subsidiaries have in the period of five years preceding the date of this agreement, received any:

(a)  notice, request, correspondence or other communication from any relevant authority, or been subject to any enforcement action (including any fines or other sanctions), in each case in connection with a breach or alleged breach of their obligations under the Data Protection Legislation; or

(b)  claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Legislation, or alleging any breach of the Data Protection Legislation,

13.4  There is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

13.5  The Company and each of the Subsidiaries has undertaken appropriate due diligence of any processors that it has appointed to process Personal Data (Processors) and, in relation to any agreements with Processors, such agreements contain appropriate terms.

14.  ASSETS, DEBTS AND STOCK

14.1  None of the book debts included in the Accounts, the Management Accounts or which have subsequently arisen have been outstanding for more than six months from their due dates for payment, and all such debts have realised or will realise in the normal course of collection their full value save as provided in the Accounts , the Management Accounts or in the books of the Company.

14.2  Neither the Company nor any of the Subsidiaries has granted any security or Encumbrance over any part of its undertaking or assets.

14.3  All assets used by, and all debts due to, the Company or any of the Subsidiaries or which have otherwise been represented as being their property or due to them or used or held for the purposes of their business are at the date of Completion its absolute property and none is the subject of any Encumbrance (except in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

14.4  The present stock and work-in-progress of the Company or each of the Subsidiaries is in good condition and is (or will be once completed) capable of being sold profitably.

14.5  Each asset needed for the proper conduct of the business of the Company or each of the Subsidiaries is in good repair and working order (fair wear and tear excepted).

15.  CONTRACTS WITH CONNECTED PERSONS

15.1  There are no loans made by the Company or any of Subsidiaries to any of their directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company or any of the Subsidiaries to any of their directors or shareholders and/or any person connected with them as aforesaid.

15.2  There are no existing contracts or arrangements to which the Company or any of the Subsidiaries is a party and in which any of their directors or shareholders (and/or any person connected with any of them) is interested except for the Framework Agreement.

16.  EMPLOYMENT ARRANGEMENTS

16.1  There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company or any of the Subsidiaries and any trade union or other body representing all or any of the employees of the Company or Subsidiaries.

16.2  Neither the Company nor any of the Subsidiaries owes any amount to, nor do they have any outstanding obligations in respect of, any of their present or former directors, employees or shareholders other than remuneration accrued during the month in which this agreement has been entered into.

16.3  No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of the Company or any of the Subsidiaries.

16.4  There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other similar benefits on redundancy, retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of the Company or any of the Subsidiaries or for the benefit of the dependants of any such person.

17. LABOR DISPUTES

17.1 There are no strikes, picketing, business suspension, collective sabotage or other labor disputes currently or during the last five years between AICHE and/or AICHE CM and their current or former employees. There is no labor tribunal, arbitration, conciliation, mediation of dispute resolution or any other dispute resolution procedures, labor disputes, claims from employees or officers, claims from employees to point out violations of labor laws or regulations or agreements, or requests to improve labor conditions, or any other claims between AICHE and/or AICHE CM and their current or former officers or employees. All disputes or lawsuits in the past have been finally resolved, claims and debts have been settled, and there is no reasonable possibility that disputes or lawsuits will occur or develop into disputes or lawsuits.

17.2 In AICHE and AICHE CM, the actual working hours for overtime, holidays and late at night are properly ascertained and calculated in accordance with the laws and regulations, and wages (including extra wages and overtime) for such overtime are calculated and paid in a timely manner in accordance with the laws and regulations.

17.3 In AICHE and AICHE CM, there is no discriminatory labor practices, sexual harassment, power harassment or other inappropriate labor supply, illegal dismissal, abuse of the right to secondment or job rotation or any other violations of the labor laws or regulations. In AICHE and AICHE CM, there is no notice or guidance from the authorities of the labor sector which request to take corrective measures and no case of violations of the labor laws and regulations which can be subject to the notice or guidance from the authorities.

17.4 With respect to its employees and officers, AICHE and AICHE CM have made payments, notifications, and other necessary measures in accordance with applicable laws and regulations concerning social insurance, labor insurance, housing reserve funds and other pension required under the laws and regulations and has made payments for pensions and accumulated pension premiums and other contributions in a lawful and timely manner. Deductions from payments for officers and employees under social insurance, labor insurance, and other insurance and pensions required under relevant laws and regulations have been appropriately made in accordance with laws and regulations, and no litigation or other disputes have arisen with respect to the social insurance, labor insurance, other insurance required under the laws and regulations, retirement pension or other pension required under the laws and regulations and there is no specific facts that could reasonably be expected to arise. AICHE and AICHE CM have legally and timely filed, reported, and taken other measures in accordance with the applicable laws and regulations concerning industrial accidents of its employees. There is no damage incurred by the employees in connection with such industrial accidents that is outside the scope of coverage of the workmen’s accident compensation insurance or that is within the scope of coverage and has not yet been paid. There is no lawsuits or investigations by the authorities of the labor sector concerning the damage caused to employees in relation to industrial accidents, and there is no specific causes or causes to be covered, and to the best of the its knowledge, there is no such possibility.

18.  STATUTORY AND LEGAL REQUIREMENTS

18.1  All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company or any of the Subsidiaries, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company or any of the Subsidiaries have been complied with, and all permits, authorities, licences and consents have been obtained and all conditions applicable to them complied with and, so far as the Warrantors are aware, there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

18.2  Neither the Company nor any of the Subsidiaries has committed, and is liable for, any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and, so far as the Warrantors are aware, no officer or senior manager of the Company or any of the Subsidiaries has committed any crime other than minor traffic offences.

18.3  No person, not being a director of the Company or any of the Subsidiaries, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

19.  RECORDS AND REGISTERS

19.1  The records (including computer records), statutory books, registers, minute books and books of account of the Company and each of the Subsidiaries are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with in them and all such books and all records and documents (including documents of title) which are the Company’s and Subsidiaries’ property are in their possession or under their control.

19.2  The Warrantors are not aware of any outstanding matter required to be entered in any of the records, statutory books, registers, minute books and books of account of the Company or each of the Subsidiaries which has not been so entered at the date of this agreement.

19.3  All accounts, documents and returns required to be delivered or made to the public authorities for registration have been duly and correctly delivered or made. There has been no notice of any proceedings to rectify the register of members of the Company or any of the Subsdiaries and there are no circumstances which might lead to any application for rectification of the register of member.

19.4  Neither the Company nor any of the Subsidiaries has made (or withdrawn) an election to keep information in its register of members, register of directors, register of directors’ residential addresses or register of secretaries on the central register at the relevant authorities.

20.  GROUP STRUCTURE

20.1  Other than the Subsidiaries, the Company does not have any subsidiary companies, nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or any interest in any company or other person.

20.2  No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any shares or loan capital of the Company under option or any other agreement (including conversion rights and rights of pre-emption).

20.3  The Company is not, in relation to any company (other than a Subsidiary), limited liability partnership.

21.  AGREEMENTS AND CAPITAL COMMITMENTS

21.1  The Company:

(a)  has no material capital commitments;

(b)  is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(c)  has not become bound, and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled), to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(d)  is not a party to any agreement which is (or may become) terminable as a result of the entry into or completion of this agreement;

(e)  is not bound by any guarantee or contract of indemnity under which any liability or contingent liability is outstanding;(f)  has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(g)  is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(h)  is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; and

(i)  is not in default of any agreement or arrangement to which it is a party.

21.2  The Company has not been, and is not a party to, any contract or arrangements binding on it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

22.  BORROWINGS AND FACILITIES

Full details of all limits on the Company’s and each of the Subsidiaries’ bank overdraft facilities and all borrowings of the Company and each of the Subsidiaries have been fully disclosed to the Investor and neither the Company nor any of the Subsidiaries is in breach of any of their terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this agreement.

23.  INSOLVENCY

23.1  No step has been taken to initiate any process by or under which:

(a)  the ability of the creditors of the Company or any of the Subsidiaries to take any action to enforce their debts is suspended, restricted or prevented; or

(b)  some or all of the creditors of the Company or of any of the Subsidiaries accept, by agreement or under a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

(c)  a person is appointed to manage the affairs, business and assets of the Company or any of the Subsidiaries on behalf of the Company’s or any of the Subsidiaries’ creditors; or

(d)  the holder of a charge over the Company’s assets or over any of the Subsidiaries’ assets is appointed to control the business and assets of the Company or any of the Subsidiaries.

23.2  In relation to the Company and each of the Subsidiaries:

(a)  no administrator has been appointed;

(b)  no documents have been filed with the court for the appointment of an administrator; and

(c)  no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder.

23.3  No distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

23.4 Neither the Company nor any of the Subsidiaries has commenced bankruptcy proceedings, company reorganization proceedings, composition proceedings, other similar legal insolvency proceedings or voluntary insolvency arrangements, and there is no fact that a third party has requested such filing or commencement. Neither the Company nor any of the Subsidiaries intends to make any of these claims or proceedings, and there is no possibility that they will be made by a third party.

24.  PERMITS AND LICENSES

The Company and each of the Subsidiaries have obtained and validly obtained all licenses and permits required to carry out their current business, and there are no violations that lead to revocation, suspension, or other restrictions with respect to these licenses and permits.

25.  COMPLIANCE

25.1 The Company and each of the Subsidiaries comply with applicable laws and regulations concerning their business activities, do not violate such laws and regulations, and there is no specific risk that such laws or regulations will be violated. Neither the Company nor any of the Subsidiaries has received judgments or notices from judicial or administrative agencies regarding violations of applicable laws and regulations, and there is no specific risk of receiving judgments or notices from judicial or administrative agencies.

25.2 The Company, each of the Subsidiaries and their officers have never been subject to any criminal penalties in connection with the business activities of the Company and none of the Subsidiaries are likely to be subject to any criminal penalties in the future.

25.3 Neither the Company nor any of the Subsidiaries is an anti-social force and engage in transactions, provide funds, provide conveniences, engage in management, or have any other relations or exchanges with any anti-social forces.

25.4 The Company, each of the Subsidiaries and their officers, agents and employees have complied with all applicable laws and regulations relating to bribery (including commercial bribery) and anticorruption (including any foreign anti-bribery laws that may be applicable) and have not committed any act (including illegal rebate transactions) that would be in violation of these laws during the last five years and have not assumed any criminal, administrative or civil liability for such violation and there are no facts that could be the cause thereof.

26. OBSOLETE INVENTORY

AICHE and AICHE CM do not, and is unlikely to, hold any obsolete inventory for any reason in excess of the scope that may arise from its ordinary business activities.

27. INSURANCE

AICHE and AICHE CM are insured with the necessary insurance for its business activities, including plant fire insurance, or with other insurances generally taken up by the companies in the same industry, and with insurance required by applicable laws and regulations.

28. MATERIAL AGREEMENT

Any and all agreements that are material to the conduct of AICHE’s and AICHE CM’s business (irrespective of the type and content thereof, Material Agreement) has been duly and validly executed and continue in full force and effect, and neither AICHE, AICHE CM nor the other party of the Material Agreement are in violation any of their obligations under this Material Agreement and there is any specific threat that such obligations will be breached. No assertion of invalidity or rescission of this Material Agreement has been made by the other party of the Agreement or any other third party, and no notice of termination, cancellation, rescission, refusal to renew, or other termination has been given, and no grounds for default have arisen, and no such grounds are likely to arise.

29. NO ACCRUED OBLIGATIONS

The Company and each of the Subsidiaries have already paid their debts as they become due, regardless of their causes, amount, or otherwise, and there are no outstanding debts as they become due.

30. INTERNAL PROCEDURES

The execution of this agreement by the Company and each of the Subsidiaries, the performance of their obligations under this agreement, and the execution of the issue and allotment of the Subscription Shares set out in Clause 2 have been approved by internal organizations required by the laws and regulations and their internal rules, and all procedures required by laws and regulations or their internal rules for the effective and lawful performance of these acts have been legally and effectively followed.

31. NO CHANGES IN NET ASSETS

By the Completion Date, there has been no change in net assets items of AICHE and AICHE CM and no change in assets, each beyond the normal scope of business.

32. COMPLETENESS, TRUTH, AND ACCURACY OF DISCLOSED MATERIALS

All information on the Company’s and each of the Subsidiaries’ financial status, business performance, any events that may affect or threaten to affect their business conditions has been disclosed or provided to the Investor. All materials and information disclosed or provided to the Investor or its advisors, whether written or oral, is true and correct.

SCHEDULE 5

PROHIBITED ACTS AND PROMISES

1.  Subscribe or otherwise acquire, or dispose of, any shares in the capital of any other company.

2.  Acquire or dispose of the whole or part of the undertaking of any other person.

3.  Dispose of the whole or part of the Company’s or any of the Subsidiaries’ undertaking.

4.  Merge any of the Company, any of the Subsidiaries or any part of their business with any other person or propose to do so.

5.  Form, enter into, terminate or withdraw from any partnership, consortium, joint venture or any other incorporated association.

6.  Allow the Company or any of the Subsidiaries to cease or propose to cease to carry on any part of their businesses except for the retail business of the two physical outlets operated by AICHE CM.

7.  Recommend, declare or pay any dividend, or make any distribution of a capital nature.

8.  Capitalise any reserves, apply any amount for the time being standing to the credit of the share premium account or capital redemption reserve of the Company or any of the Subsidiaries or reduce any uncalled liability in respect of partly paid shares in the capital of the Company or any of the Subsidiaries for any purpose.

9.  (i) Incur any indebtedness or borrowings or (ii) make a loan in excess of RMB 6 million.

10.  Enter into any negotiations, or reach any agreement, concerning a sale or Listing which values the Company or any of Subsidiaries at less than RMB 400 million.

11.  Amend or waive any provision of the articles of incorporation of the Company or any of the Subsidiaries or other important internal rules. (Excluding amendments to the articles of incorporation necessary for (i) the share transfers prescribed in Clause 7 Paragraph 1 of the Framework Agreement: the transfer of AICHE’s shares from the Investor to HK Co and the transfer of the Company’s shares from OCEAN WAVE HOLDING LIMITED to the Investor and (ii) the share subscription set forth in Clause 2.1, and (iii) the closure of the retail business of the two physical outlets operated by AICHE CM)

12.  Make any increase or reduction or alteration whatsoever (including by way of redemption, purchase, subdivision, consolidation, redenomination or redesignation) of the Company’s or any of the Subsidiaries’ share capital.

13.  Grant any option, warrant or other right to subscribe or convert any securities into shares, or require the allotment or issue of any such shares or securities whether conditional or otherwise.

14.  Sell, transfer or otherwise dispose of any shares for the time being held in treasury.

15.  Vary the rights attaching to any class of shares.

16.  Take any step to wind up the Company or any of the Subsidiaries.

17.  Take any step to place the Company or any of the Subsidiaries into administration.

18.  Propose or enter into any arrangement, scheme, moratorium, compromise or composition with its creditors.

19.  Apply for an interim order or to invite the appointment of a receiver or administrative receiver over all or any part of the Company’s or any of the Subsidiaries’ assets or undertaking.

20.  Approve any merger, liquidation, dissolution or acquisition of the Company or any of Subsidiaries.

21.  Make any change to directors, auditors or any other executives.

22.  Change its accounting reference date.

23. Conduct any type of organizational restructuring of the Company or any of the Subsidiaries.

24. Make an investment to or an acquisition of any other companies.

25. Change remuneration for directors and payment of bonuses and retirement bonuses to directors.

26. Execute, cancel or terminate any material agreements with an annual payment of RMB 6 million or more.

27. (i) Enter into a new business or (ii) make a material change, suspension or withdrawal of existing business.

28. Make an assignment, licensing, waiver, Encumbrance and any other disposition relating to Intellectual Property.

29.  Offer or grant any registration rights to any future shareholder in the Company or any of Subsidiaries without offering substantially similar rights to the Investor.

30.  Incur any capital expenditure on any one item, or series of related items, in excess of RMB 7 million and, in respect of any period of 12 consecutive months in excess of RMB 14 million.

31.  Dispose or acquire any asset of a capital nature having a book or market value greater than RMB 5 million other than on arm’s length terms.

32.  Engage any employee or consultant, or vary the terms of any person so engaged with the Company or any of Subsidiaries so that:

32.1  more than three months’ notice is required to terminate the contract; or

32.2  the emoluments and/or commissions or bonuses are or are likely to be more than RMB 6 million per annum.

33.  Make any change to:

33.1  its bankers or the terms of the mandate given to such bankers in relation to its account(s);

33.2  its accounting policies, bases or methods from those set out in the Accounts and the accountants’ report (other than as recommended by the auditors of the Company or any of Subsidiaries).

34.  Make any material amendment to the Business Plan.

35.  Enter into any contract or arrangement that is not on an arm’s length basis.

36. Make an adverse effect in the company’s operations, assets or financial status, business performance or future earnings plans under a reasonable assumption.

END OF DOCUMENT